CorMedix Announces Strategic Changes

Primary Focus on European Approval of Neutrolin®

Executive Management Changes

Bridgewater, New Jersey, September 30, 2011 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced it has decided based upon recent developments to primarily focus on the commercialization of Neutrolin® in Europe.

As announced on July 7, 2011, CorMedix anticipates being in a position to obtain CE Marking approval in the first half of 2012.  The receipt of CE Marking approval will enable the Company to market and sell Neutrolin® in countries that accept CE Marking, which include the 27 countries of the European Union.  As noted in its July 7, 2011 press release, "the Company is in discussion with several companies for potential strategic alliances as an option to commercialize Neutrolin® in the European market next year."

By preserving its current cash, in addition to potentially receiving non-dilutive funding from state and federal applications, CorMedix expects that its existing resources will be sufficient to fund operations into the fourth quarter of 2012 without having to raise significant amounts of additional capital.  CorMedix will continue to evaluate the status of Neutrolin® and the Company’s proprietary formulation of deferiprone in the U.S. but, given their current status, CorMedix does not expect to expend any material amounts with respect to either of its product candidates in the U.S. before the CE Marking status of Neutrolin® in Europe is finalized.  If the European strategic plan is successful, the Company believes the commercialization of Neutrolin® in Europe may be sufficient to fund a significant portion of future U.S. clinical development costs.

The Company also announced Mr. John C. Houghton and the Company have mutually agreed not to renew Mr. Houghton’s employment agreement.  As part of this transition, the Company has entered into a mutual separation agreement with Mr. Houghton, which provides that Mr. Houghton will provide the Company certain transition services on an as-needed basis through the end of 2011.

While President and CEO, John led the acquisition of the Company’s product candidates, its completion of its initial public offering in March 2011 and its subsequent completion of a phase II clinical study.  The Company wishes John well in his future endeavors.

In the interim, Mr. Richard M. Cohen, a member of the Company’s Board of Directors, will serve as the Company’s Executive Chairman in a non-employee capacity.  Mr. Cohen has significant board and operating experience with both publicly and privately held companies.  Mr. Cohen will draw upon the significant expertise of the other Board members to facilitate this transition.  “I am excited to lead CorMedix during this transition and look forward to successfully executing on the new strategic direction of the Company,” commented Mr. Cohen.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast induced acute kidney injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with: CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin in Europe; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's' dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix's filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486